UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2009

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002

Address of principal executive offices

Registrant’s telephone number: (713) 229-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2009, Dune Energy, Inc. (the “Company”) received notice from the staff of the NYSE Alternext US (the “Exchange”) that the Company does not meet certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide. Specifically, the Exchange noted that the Company is not in compliance with (a) Section 1003(a)(i) of the Company Guide, because its stockholders’ equity is less than $2,000,000 and losses from continuing operations and it has had net losses in two out of its three most recent fiscal years; (b) Section 1003(a)(ii) of the Company Guide, because its stockholders’ equity is less than $4,000,000 and it has had losses from continuing operations and net losses in three out of its four most recent fiscal years; and (c) Section 1003(a)(iii) of the Company Guide, because its stockholders’ equity is less than $6,000,000 and it has had losses from continuing operations and net losses in its five most recent fiscal years.

In December of 2008, the Company received a similar notice from the Exchange and submitted a plan (the “Plan”) detailing actions that the Company would take to bring it into compliance with the continued listing standards by June 15, 2010 (the “Plan Period”). Although the Company was notified by the Exchange in October 2009 that it had regained compliance, the Company was advised that the Plan Period would remain open until the Company could demonstrate compliance with the continued listing standards for two consecutive quarters. Based on a review by the Exchange of publicly available information, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the Exchange determined that the Company has fallen out of compliance with the continued listing requirements enumerated above. As a result, the Company is subject to the procedures and requirements of Section 1009 of the Company Guide.

The Company has been afforded the opportunity to supplement its Plan (the “Revised Plan”) in order to address how it intends to regain compliance with Sections 1003(a)(i), 1003 (a)(ii) and 1003(a)(iii) by June 15, 2010. Such Revised Plan must be submitted to the Exchange by January 27, 2010. If the Exchange accepts the Revised Plan, then the Company may be able to continue its listing during the Plan Period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Revised Plan.

If the Company fails to submit such a Revised Plan, the Revised Plan is not accepted, the Company does not make progress toward compliance consistent with the Revised Plan, or is not in compliance at the end of the Plan Period, then the Company may be subject to delisting proceedings by the Exchange. There can be no assurance that the Exchange staff will accept the Company’s Revised Plan of compliance or that, even if such Revised Plan is accepted, the Company will be able to implement the Revised Plan within the prescribed timeframe.

The Company’s common stock continues to trade on the Exchange. The Exchange has advised the Company that, the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote Systems

Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange’s continued listing standards. Accordingly, the Company will become subject to the trading symbol extension “.BC” to denote such noncompliance. A copy of the Company’s press release announcing the foregoing is attached as Exhibit 99.1 hereto.

Item 8.01.	Other Events

On December 30, 2009, the Company issued a press release announcing that it had made the requisite interest payment to the holders of its 10  1/2 % Senior Secured Notes due 2012. A copy of the press release dated December 2, 2009 is attached as Exhibit 99.2 hereto and is incorporated herewith.

Item 9.01	Financial Statements and Exhibits

Exhibit	Name of Document

Exhibit 99.1	Press release dated December 31, 2009, announcing notice from NYSE Alternext US of non-compliance with continued listing requirements.

Exhibit 99.2	Press release dated December 30, 2009, announcing payment of interest to holders of the Company’s 10 1/2% Senior Secured Notes due 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2009	DUNE ENERGY, INC.

	By:	/s/ JAMES A. WATT
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Name of Document

Exhibit 99.1	Press release dated December 31, 2009, announcing notice from NYSE Alternext US of non-compliance with continued listing requirements.

Exhibit 99.2	Press release dated December 30, 2009, announcing payment of interest to holders of the Company’s 10 1/2% Senior Secured Notes due 2012.